FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Terry Becker 781-830-3401 tbecker@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Names Greg Hunt as Chief Financial Officer

Canton, MA (June 27, 2006) – Completing an extensive search to fill its top financial post, Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) has tapped Greg Hunt to assume the critical role of senior vice president and chief financial officer, effective August 1, 2006. Hunt, 49, is an experienced financial executive with more than 27 years of proven success across a wide range of disciplines, business environments and cultures. In his new role, Hunt will serve as a member of Tweeter’s executive team and report directly to Tweeter’s President and CEO, Joe McGuire.

“Greg’s broad-based financial management experience within consumer facing, marketing and service-oriented companies gives him a great perspective on many of the key issues driving Tweeter’s business,” said McGuire. “Combined with his superior strategic and analytical abilities, the breadth of Greg’s career has uniquely prepared him to add tremendous value to Tweeter as we continue to develop and implement our model for growth.”

Hunt most recently served as co-chief executive officer, director and chief financial officer for Syratech Corporation. Over the last five years, he led the complete restructuring of the company’s operations and finances and significantly reduced selling and general administration expenses.

Prior to joining Syratech, Hunt gained considerable experience during his three-year tenure at real estate giant NRT Incorporated. As senior vice president and chief financial officer, he was responsible for growing NRT into the largest residential real estate company in the U.S., in part by completing the acquisition of more than 150 companies and achieving tremendous cost savings by combining 300 locations.

Hunt’s previous positions also included stints as vice president and chief financial officer at Culligan Water Technologies, Inc., Astrum International Corporation, and Auburndale Properties, Inc. He began his career at Price Waterhouse (now PwC) as an auditor and went on to earn a CPA designation.

“As the consumer electronics industry continues to reach new heights of innovation, Tweeter has taken the right steps to evolve its service-based business model to move the company ahead,” said Hunt. “I’m really excited about joining such an experienced and talented group of people and building upon a solid foundation to continue moving Tweeter forward in a very competitive landscape.”

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Greg Hunt

About Tweeter
Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The company’s fiscal 2005 revenues were $795 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. Tweeter Home Entertainment Group, Inc. now operates 153 stores under the Tweeter, HiFi Buys, Sound Advice and Showcase Home Entertainment names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,300 associates. Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

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